Exhibit 99.1

POSITION DUTY STATEMENT

OF THE LEAD DIRECTOR

OF THE BOARD OF DIRECTORS

OF FIFTH THIRD BANCORP

AS APPROVED BY THE BOARD OF DIRECTORS

ON APRIL 12, 2010

As stated in the Fifth Third Bancorp Corporate Governance Guidelines, the Chairman of the Nominating and Corporate Governance Committee serves as the lead director of the Company.

The Lead Director is responsible for coordinating the activities of the independent directors. In addition to the duties of all Board members as set forth in the Company’s Corporate Governance Guidelines, the specific responsibilities of the Lead Director are as follows:

•	chair Board meetings in the absence of the Chairman;

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approve the schedule of Board meetings, seeking to ensure that the independent directors can perform their duties responsibly while not interfering with the flow of Company operations and assuring sufficient time for discussion of all agenda items;

•	approve agendas for Board meetings while seeking agenda input from other Board members;

•	approve information sent to the Board members;

•	function as a mentor to the Chief Executive Officer on Board issues and other matters affecting the Company;

•	suggest calling full Board meetings to the Chairman when appropriate;

•	recommend to the Board the retention of consultants who report directly to the Board;

•	interview all Board candidates, and make recommendations to the Nominating and Corporate Governance Committee and the Board;

•	assist the Board and Company officers in assuring compliance with and implementation of the Company’s Corporate Governance Guidelines;

•	principally responsible for recommending revisions to the Corporate Governance Guidelines;

•	receive and oversee responses to all direct shareholder communication to the Board;

•	ensure availability for consultation and direct communication if requested by major shareholders;

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facilitate discussion among the independent directors on key issues and concerns outside of Board meetings; act as a non-exclusive conduit to the Chief Executive Officer of views, concerns and issues of the independent directors;

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call, develop the agenda for and chair executive sessions of the Board’s independent directors; act as principal liaison between the independent directors and the Chairman on issues arising in executive sessions and outcomes;

•	evaluate, along with the members of the Compensation Committee, the CEO’s performance; meet with the CEO to discuss the Board’s evaluation; and

•	recommend to the Chairman the membership of the various Board Committees, as well as selection of the Committee chairs.

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